Exhibit 107

Calculation of Filing Fee Tables

FORM F-1

(Form Type)

NUCANA PLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, nominal value £0.0004 per share, represented by American Depositary Shares (2)(3)	457(o)	—	—	$13,000,000(4)	$0.00015310	$1,990.30
Fees to Be Paid	Equity	Series A Warrants accompanying Ordinary Shares represented by American Depositary Shares (2)(3)	Other(5)	—	—	(5)	—	—
Fees to Be Paid	Equity	Series B Warrants accompanying Ordinary Shares represented by American Depositary Shares (2)(3)	Other(5)	—	—	(5)	—	—
Fees to Be Paid	Equity	Pre-Funded Warrants	Other(5)	—	—	(4) (5)	—	—
Fees to Be Paid	Equity	Ordinary Shares underlying American Depositary Shares issuable upon exercise of Pre-Funded Warrants (3)(4)	457(o)	—	—	(4)	—	—
Fees to Be Paid	Equity	Ordinary Shares underlying American Depositary Shares issuable upon exercise of Series A Warrants (2)(3)	457(o)	—	—	$16,250,000	$0.00015310	$2,487.88
Fees to Be Paid	Equity	Ordinary Shares underlying American Depositary Shares issuable upon exercise of Series B Warrants (2)(3)	457(o)	—	—	$48,750,000	$0.00015310	$7,463.63
Total Offering Amounts						$78,000,000(4)	$0.00015310	$11,941.81
Total Fees Previously Paid						—		0
Total Fee Offsets						—		0
Net Fee Due						$		$$11,941.81

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement also covers any additional securities that may be offered, issued or become issuable in connection with any share split, share dividend or similar transaction or pursuant to anti-dilution provisions of any of the securities (regardless if any cash proceeds are received pursuant to such share split, share dividend or similar transaction or pursuant to anti-dilution provisions of any of the securities).

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)

These Ordinary Shares are represented by American Depositary Shares (“ADSs”), each of which represents twenty-five ordinary shares of the Registrant. ADSs issuable on deposit of the ordinary shares registered hereby will be registered pursuant to a separate registration statement on Form F-6.

(4)

The proposed maximum aggregate offering price of any Ordinary Shares underlying ADSs sold in this offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Warrants sold in the offering and the proposed maximum aggregate offering price of any Pre-Funded Warrants sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Ordinary Shares underlying ADSs sold in the offering. Accordingly, the proposed maximum aggregate offering price of the Ordinary Shares underlying ADSs and Pre-Funded Warrants (including the Ordinary Shares underlying ADSs issuable upon exercise of the Pre-Funded Warrants), if any, is $13,000,000.

(5)

Pursuant to Rule 457(g) of the Securities Act, no separate registration fee is required for the warrants because the warrants are being registered in the same registration statement as the Ordinary Shares issuable upon exercise of the warrants.